Exhibit 99.1

                                                                        XL Capital Ltd
XL House
One Bermudiana Road
P. O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax: (441) 292-5280

Contact:       David Radulski                     Carol A. Parker Trott
        Investor Relations                    Media Relations
        (441) 294-7460                       (441) 294-7165

XL CAPITAL REPORTS THIRD QUARTER 2006 NET INCOME OF $415.8 MILLION, OR $2.32 PER ORDINARY SHARE

First nine months 2006 Net Income of $1,251.4 million, or $6.98 per ordinary share

Third Quarter Highlights
•	“Net income excluding net realized gains and losses”[1] was a record $468.2 million, or $2.61 per ordinary share
•	Combined ratio from general operations was 86.8%
•	Total net investment income increased 41.3% to $518.3 million
•	Book value per ordinary share increased 12.1% to $49.90
•	Cash flow from operations was $800.2 million
•	Annualized return on ordinary shareholders’ equity, based on “net income excluding net realized gains and losses”[1], was 22.0%

HAMILTON, BERMUDA, October 24, 2006 -- XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported net income available to ordinary shareholders for the quarter ended September 30, 2006 of $415.8 million, or $2.32 per ordinary share, compared with a net loss of $1,049.2 million, or a net loss of $7.53 per ordinary share, for the quarter ended September 30, 2005. “Net income excluding net realized gains and losses”1 for the third quarter of 2006 was $468.2 million, or $2.61 per ordinary share, compared with a net loss of $1,115.0 million, or a net loss of $8.01 per ordinary share, for the prior year period. Included in both net income and ”net income excluding net realized gains and losses” for the quarter ended September 30, 2005 was a net loss after tax of $1,474.4 million related to Hurricanes Katrina, Rita and other natural catastrophes.

____________________________
1 Defined as net income/loss excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, herein referred to as “net income/loss excluding net realized gains and losses”. “Net income/loss excluding net realized gains and losses” is a non-GAAP measure. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of net income/loss excluding net realized gains and losses to net income available to ordinary shareholders.

Commenting on the current quarter results, President and Chief Executive Officer Brian M. O’Hara said: “I am pleased to report that each of our five business segments, along with investment operations, contributed to another record quarter for XL Capital. Our book value rose by over 12% this quarter, and our return on equity of 22% was exceptional, demonstrating the success of XL’s risk management, underwriting and investment disciplines. I believe our initial public offering of SCA should put them on a very solid foundation for future growth and profitability. As we enter the fourth quarter of XL’s twentieth year, we remain committed to disciplined execution and maintaining the momentum we have built for the benefit of our shareholders.”

For the first nine months of 2006, net income available to ordinary shareholders was $1,251.4 million, or $6.98 per ordinary share, compared with a net loss of $470.4 million, or a loss of $3.39 per ordinary share, in the first nine months of 2005. “Net income excluding net realized gains and losses” for the same period was $1,249.5 million, or $6.97 per ordinary share, as compared with a net loss of $667.2 million, or a loss of $4.81 per ordinary share, in the first nine months of 2005.

SEGMENT HIGHLIGHTS - THIRD QUARTER 2006 VERSUS THIRD QUARTER 2005
Insurance General Operations

Underwriting profit for the quarter ended September 30, 2006 was $85.6 million compared with a loss of $625.7 million in the prior year period which included the net impact of third quarter catastrophes of $751.0 million. See attached table for further details. In addition, the current quarter included a foreign exchange loss of $23.7 million as opposed to a gain of $8.1 million in the prior year quarter.

Third quarter 2006 as compared to third quarter 2005 excluding the impact of the catastrophes in the third quarter 2005 :

•
Gross premiums written decreased 2.9% primarily as a result of competitive market conditions for certain casualty lines and corporate risk management initiatives. Net premiums written decreased by 14.0% primarily due to higher ceded reinsurance costs in certain property lines.

•	Net premiums earned reflect minimal change over the prior year quarter despite lower net premiums written due mainly to the earned impact of certain reinsurance costs in the prior year quarter.

•	The combined ratio was 89.5% as compared with 88.5% due primarily to a higher operating expense ratio.

Reinsurance General Operations

Underwriting profit for the quarter ended September 30, 2006 was $119.6 million compared with an underwriting loss of $738.2 million for the prior year period which included the net impact of third quarter catastrophes of $802.3 million. See attached table for further details. In addition, the current quarter included a foreign exchange gain of $2.4 million as opposed to a loss of $12.4 million in the prior year quarter.

Third quarter 2006 as compared to third quarter 2005 excluding the impact of the catastrophes in the third quarter 2005 :

•
Gross premiums written increased 2.5% primarily due to certain premium adjustments in the current quarter. Excluding these adjustments, gross premiums written is down approximately 15% due mainly to corporate risk management initiatives, the loss of one account as a result of a client merger and also selected cancellations in the casualty portfolio due to competitive market conditions.

•	Net premiums written decreased 11.7% or 15.3% excluding the effects of the above premium adjustments, in line with the decrease in gross premiums written.

•	Net premiums earned decreased 2.7% or 4.9% excluding the effects of the above premium adjustments, reflecting the effects of lower net premiums written over the previous twenty four months.

•	The combined ratio was 82.8% compared with 89.2% in the prior year period driven primarily by an improved current year loss ratio and a lower acquisition expense ratio.

Life Operations

Gross premiums written were $107.4 million, an increase of 10.9% from the prior year quarter reflecting growth in the underlying business. Net income was $15.2 million as compared with $11.2 million in the prior year quarter due mainly to higher net premiums earned.

Financial Operations

•	Financial lines

Total contribution for the segment was $27.8 million compared with $24.0 million in the prior year quarter. The prior year quarter included net losses from Hurricane Katrina of $21.4 million. Gross and net premiums written in the current quarter were negatively impacted by the transfer of certain business to Security Capital Assurance Ltd (“SCA”). The net spread income on structured products decreased compared to the prior year quarter primarily due to a lower interest expense in the prior year quarter related to a change in the timing of estimated cash flows.

•	SCA

Net income for the segment was $20.6 million compared with $27.1 million in the prior year quarter. The current quarter included a minority interest charge of 37% of two months net income of SCA from the date of SCA’s initial public offering. Net premiums earned increased 13.6% primarily due to growth in their in force book of business. Higher net investment income was partially offset by an increase in operating and tax expenses.

Investment Operations

Net investment income from general operations increased 53.7% from the prior year quarter to $282.9 million due primarily to a continued rise in average yields and a higher investment asset base. Net income from investment affiliates was $39.4 million in the third quarter of 2006 compared with $56.7 million in the third quarter of 2005.

Net realized losses on investments were $52.7 million in the quarter, compared with net realized gains of $53.2 million in the prior year quarter. Net unrealized gains on investments, net of tax, were $394.5 million at September 30, 2006 compared with net unrealized losses of $253.6 million at June 30, 2006. This increase of $648.1 million for the quarter ended September 30, 2006, was primarily due to the decline in U.S., United Kingdom and Euro-Zone interest rates.

Other Items

Total operating expenses were $276.4 million in the quarter, up from $262.3 million in the prior year quarter. Cash flow from operations was $800.2 million, as compared with $551.7 million in the prior year quarter.

# # #

The Company will host a conference call to discuss its third quarter 2006 results on Wednesday, October 25, 2006 at 10:00 a.m. Eastern time. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (877) 422-4657 or (706) 679-0474, Conference ID# 7503058. The webcast will be available on XL’s website located at www.xlcapital.com and will be archived on this site from approximately 1:00 p.m. Eastern time on October 25, 2006 through midnight Eastern time on November 25, 2006. A slide presentation accompanying the Company’s discussion of its third quarter results will also be available on the Company’s website located at www.xlcapital.com beginning approximately 15 minutes before the commencement of the conference call.

A telephone replay of the conference call will be available beginning at approximately 1.00 pm. Eastern time on October 25, 2006 until 1:00 p.m. Eastern time on November 15, 2006 by dialing (800) 642-1687 or (706) 645-9291, Conference ID # 7503058. An unaudited financial supplement relating to the Company’s third quarter 2006 results is available on its website located at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of September 30, 2006, XL Capital Ltd had consolidated assets of approximately $59.8 billion and consolidated shareholders’ equity of $9.5 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) changes in the size of XL’s claims relating to hurricane and other catastrophe losses in 2005; (b) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) developments in the world’s financial and capital markets that adversely affect the performance of XL’s investments or access to such markets; (e) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (f) the other factors set forth in XL’s most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended		Nine Months Ended
Income Statement Data:	September 30		September 30
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005
Revenues:
Gross premiums written :
- general operations	$2,048,856	$2,184,571	$7,044,671	$7,477,187
- life operations	107,413	96,870	396,229	2,130,627
- financial operations	91,514	99,437	345,577	262,834

Net premiums written :
- general operations	1,280,610	1,411,482	5,269,703	5,719,206
- life operations	97,604	87,762	367,750	2,102,026
- financial operations	97,302	95,557	341,828	248,572

Net premiums earned :
- general operations	1,699,197	1,655,329	5,066,627	5,149,159
- life operations	97,818	87,964	368,377	2,102,650
- financial operations	58,049	56,761	223,199	160,448
Net investment income	518,281	366,692	1,455,645	1,042,298
Net realized (losses) gains on investments	(52,656)	53,223	(53,495)	203,949
Net realized and unrealized gains on derivatives	611	17,982	78,700	15,219
Net income from investment affiliates	39,370	56,735	174,612	116,473
Fee and other income	3,494	1,621	23,086	15,733
Total revenues	$2,364,164	$2,296,307	$7,336,751	$8,805,929
Expenses:
Net losses and loss expenses incurred	$1,040,167	$2,590,969	$3,256,852	$4,995,737
Claims and policy benefits	156,028	142,957	531,361	2,289,248
Acquisition costs	260,877	296,018	823,476	901,400
Operating expenses	276,425	262,315	817,450	758,421
Exchange losses	21,943	5,159	75,385	5,388
Interest expense	150,388	89,748	412,889	275,800
Amortization of intangible assets	420	2,668	1,935	8,504
Total expenses	$1,906,248	$3,389,834	$5,919,348	$9,234,498
Net income (loss) before minority interest, income tax and net income from operating affiliates	$457,916	$(1,093,527)	$1,417,403	$(428,569)
Minority interest in net income of subsidiary	8,355	2,411	10,613	6,765
Income tax	43,655	(47,338)	176,728	47,312
Net (income) from operating affiliates	(19,964)	(9,479)	(51,560)	(42,525)
Net income (loss)	$425,870	$(1,039,121)	$1,281,622	$(440,121)
Preference share dividends	(10,081)	(10,080)	(30,241)	(30,240)
Net income (loss) available to ordinary shareholders	$415,789	$(1,049,201)	$1,251,381	$(470,361)

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(Shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
Income Statement Data (continued) :	September 30		September 30
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005
Weighted average number of ordinary shares and ordinary share equivalents :
Basic	178,818	139,266	178,662	138,823
Diluted	179,439	139,266	179,298	138,823
Per Share Data :
Net income (loss) available to ordinary shareholders	$2.32	($7.53)	$6.98	($3.39)
Ratios - General insurance and reinsurance operations :
Loss ratio	60.4%	154.6%	62.1%	95.9%
Expense ratio	26.4%	27.6%	26.7%	26.3%
Combined ratio	86.8%	182.2%	88.8%	122.2%

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Balance Sheet Data

	As at September 30, 2006	As at December 31, 2005
	(Unaudited)
Total investments available for sale	$38,712,251	$35,724,439
Cash and cash equivalents	2,128,221	3,693,475
Investments in affiliates	2,112,353	2,046,721
Unpaid losses and loss expenses recoverable	5,532,054	6,441,522
Total assets	59,779,999	58,454,901
Unpaid losses and loss expenses	23,292,278	23,767,672
Deposit liabilities	8,103,553	8,240,987
Future policy benefit reserves	6,075,259	5,606,461
Unearned premiums	6,088,306	5,388,996
Notes payable and debt	3,368,132	3,412,698
Minority interest in equity of consolidated subsidiaries	549,327	74,256
Total shareholders’ equity	9,523,975	8,471,811
Book value per ordinary share	$49.90	$44.31

XL CAPITAL LTD
SUMMARY FINANCIAL IMPACT OF NATURAL CATASTROPHES IN THE THIRD QUARTER 2005
(U.S. dollars in millions)

Three months ended September 30, 2005

	Gross Loss		Reinsurance recoveries	Net loss		Reinstatement premium	Net impact pre tax
Insurance
Hurricane Katrina	$1,096.0		$598.9	$497.1		$(70.3)	$567.4
Hurricane Rita	285.1		151.1	134.0		(11.1)	145.1
Other catastrophes (Note 1)	40.2		1.7	38.5		-	38.5
	$1,421.3		$751.7	$669.6		$(81.4)	$751.0
Reinsurance
Hurricane Katrina	$1,080.0		$439.7	$640.3		$11.5	$628.8
Hurricane Rita	198.5		68.9	129.6		3.9	125.7
Other catastrophes (Note 1)	51.2		-	51.2		3.4	47.8
	$1,329.7		$508.6	$821.1		$18.8	$802.3
Financial lines
Hurricane Katrina	$21.4	$-	-	$21.4	$-	-	$21.4

TOTAL - Pre tax
Hurricane Katrina	$2,197.4		$1,038.6	$1,158.8		$(58.8)	$1,217.6
Hurricane Rita	483.6		220.0	263.6		(7.2)	270.8
Other catastrophes (Note 1)	91.4		1.7	89.7		3.4	86.3
	$2,772.4		$1,260.3	$1,512.1		$(62.6)	$1,574.7

Tax impact							$100.3
TOTAL - Post tax							$1,474.4

Notes
1. Includes Hurricanes Dennis, Emily and Ophelia, European and Mumbai floods and Typhoon Mawar

XL CAPITAL LTD
SUMMARY FINANCIAL IMPACT OF NATURAL CATASTROPHES IN THE THIRD QUARTER 2005
(U.S. dollars in millions)

GENERAL OPERATIONS	Three months ended September 30, 2006	Three months ended September 30, 2005
Total		Including Catastrophes	Catastrophes	Excluding Catastrophes
INSURANCE
Gross premiums written	$1,290.8	$1,329.3	$-	$1,329.3
Net premiums written	787.9	834.6	(81.4)	916.0
Net premiums earned	1,015.0	933.0	(81.4)	1,014.4
Fee and other income	2.8	0.3	-	0.3
Net losses and loss expenses	639.1	1,314.4	669.6	644.8
Acquisition costs	116.1	119.1	-	119.1
Operating expenses	153.3	133.6	-	133.6
Exchange losses (gains)	23.7	(8.1)	-	(8.1)
Underwriting profit (loss)	$85.6	$(625.7)	$(751.0)	$125.3
Loss ratio	63.0%	140.9%		63.6%
Combined ratio	89.5%	168.0%		88.5%
REINSURANCE
Gross premiums written	$758.1	$855.3	$115.7	$739.6
Net premiums written	492.7	576.8	18.8	558.0
Net premiums earned	684.1	722.3	18.8	703.5
Fee and other income	(0.2)	0.1	-	0.1
Net losses and loss expenses	387.9	1,245.3	821.1	424.2
Acquisition costs	130.4	161.4	-	161.4
Operating expenses	48.4	41.5	-	41.5
Exchange (gains) losses	(2.4)	12.4	-	12.4
Underwriting profit (loss)	$119.6	$(738.2)	$(802.3)	$64.1
Loss ratio	56.7%	172.4%		60.3%
Combined ratio	82.8%	200.5%		89.1%
TOTAL
Gross premiums written	$2,048.9	$2,184.6	$115.7	$2,068.9
Net premiums written	1,280.6	1,411.4	(62.6)	1,474.0
Net premiums earned	1,699.1	1,655.3	(62.6)	1,717.9
Fee and other income	2.6	0.4	-	0.4
Net losses and loss expenses	1,027.0	2,559.7	1,490.7	1,069.0
Acquisition costs	246.5	280.5	-	280.5
Operating expenses	201.7	175.1	-	175.1
Exchange losses (gains)	21.3	4.3	-	4.3
Underwriting profit (loss)	$205.2	$(1,363.9)	$(1,553.3)	$189.4
Loss ratio	60.4%	154.6%		62.2%
Combined ratio	86.8%	182.2%		88.7%

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ (which is a non-GAAP measure, the “Exclusions”) and (ii) annualized return on ordinary shareholders’ equity (based on net income (loss) minus the Exclusions) to average ordinary shareholders’ equity for the three and nine months ended September 30, 2006 and 2005 (U.S. dollars in millions, except per share amounts):

	Three Months Ended September 30 (Unaudited)		Nine Months Ended September 30 (Unaudited)
	2006	2005	2006	2005
Net income (loss) available to ordinary shareholders	$415.8	$(1,049.2)	$1,251.4	$(470.4)
Net realized losses (gains) on investments, net of tax	50.6	(53.8)	51.5	(197.7)
Net realized and unrealized (gains) losses on investment derivatives, net of tax	2.4	(14.4)	(52.9)	21.9
Net realized and unrealized (gains) losses on credit and structured financial derivatives, net of tax	(0.6)	2.4	(0.5)	(21.0)
Net income (loss) excluding net realized gains and losses (Note 1)	$468.2	$(1,115.0)	$1,249.5	$(667.2)
Per ordinary share results:
Net income (loss) available to ordinary shareholders	$2.32	$(7.53)	$6.98	$(3.39)
Net income (loss) excluding net realized gains and losses (Note 1)	$2.61	$(8.01)	$6.97	$(4.81)
Weighted average ordinary shares outstanding:
Basic	178,818	139,266	178,662	138,823
Diluted	179,439	139,266	179,298	138,823
Return on Ordinary Shareholders’ Equity:
Average ordinary shareholders’ equity	$8,518.1	$7,188.0	$8,480.4	$6,871.5
Net income (loss) excluding net realized gains and losses (Note 1)	$468.2	$(1,115.0)	$1,249.5	$(667.2)
Annualized net income excluding net realized gains and losses (Note 1)	$1,872.6	NM	$1,666.0	NM
Annualized Return on Ordinary Shareholders’ Equity - Net income excluding net realized gains and losses (Note 1)	22.0%	N/A	19.6%	N/A

Note 1: Defined as “net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax”.

NM = Not Meaningful

Comment on Regulation G

This press release contains the presentation of (i) ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ and (ii) annualized return on ordinary shareholders’ equity (based on net income (loss) minus the Exclusions) to average ordinary shareholders’ equity. These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This presentation includes the use of ‘net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions.

In addition, with respect to credit derivatives, because XL generally holds its financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance of XL’s financial guaranty operations. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies who follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder’s equity (“ROE”) (minus the Exclusions) is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholder’s equity. XL establishes target ROE’s for its total operations, segments and lines of business. If XL’s ROE return targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. In addition, XL’s compensation of its senior officers is significantly dependant on the achievement of the Company’s performance goals to enhance shareholder value which include ROE.